Filed Pursuant to Rule 433

Registration Statement No. 333-261575

THE BANK OF NEW YORK MELLON CORPORATION

$500,000,000 5.606% FIXED RATE / FLOATING RATE CALLABLE SENIOR SUBORDINATED NOTES DUE 2039

July 15, 2024

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR SUBORDINATED MEDIUM-TERM NOTES, SERIES K

EXPECTED RATINGS (MOODY’S / S&P / FITCH / DBRS)*: A2 (POSITIVE) / A- (STABLE) / A (STABLE) / AAL (STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: JULY 21, 2039

TRADE DATE: JULY 15, 2024

SETTLEMENT DATE: JULY 22, 2024 (T+5)**

FIXED INTEREST RATE: 5.606% PER ANNUM

FIXED RATE PERIOD INTEREST: THE NOTES WILL BEAR INTEREST FROM JULY 22, 2024 TO, BUT EXCLUDING, JULY 21, 2034 (THE “FIXED RATE PERIOD”), AT THE FIXED INTEREST RATE

FLOATING RATE INTEREST RATE: COMPOUNDED SOFR, AS DETERMINED IN ACCORDANCE WITH THE PROVISIONS SET FORTH IN THE PROSPECTUS AND PROSPECTUS SUPPLEMENT, PLUS THE SPREAD. IN NO EVENT WILL THE INTEREST RATE FOR ANY INTEREST PERIOD, AS DEFINED IN THE PROSPECTUS SUPPLEMENT, BE LESS THAN THE MINIMUM INTEREST RATE.

FLOATING RATE PERIOD INTEREST: THE NOTES WILL BEAR INTEREST FROM, AND INCLUDING, JULY 21, 2034, TO BUT EXCLUDING THE EARLIER OF THE MATURITY DATE OR A REDEMPTION DATE, AS APPLICABLE (THE “FLOATING RATE PERIOD”), AT THE FLOATING RATE INTEREST RATE.

INTEREST PAYMENT DATES: WITH RESPECT TO THE FIXED RATE PERIOD, INTEREST PAYS SEMI-ANNUALLY ON THE TWENTY-FIRST OF JANUARY AND JULY OF EACH YEAR, COMMENCING ON JANUARY 21, 2025 AND ENDING ON JULY 21, 2034. WITH RESPECT TO THE FLOATING RATE PERIOD, INTEREST PAYS QUARTERLY ON THE TWENTY-FIRST OF JANUARY, APRIL, JULY AND OCTOBER OF EACH YEAR, COMMENCING ON OCTOBER 21, 2034, AND ENDING ON THE EARLIER OF THE MATURITY DATE OR A REDEMPTION DATE, AS APPLICABLE.

OPTIONAL REDEMPTION: THE NOTES WILL BE REDEEMABLE AT THE OPTION OF THE ISSUER, IN WHOLE OR IN PART, AT ANY TIME AND FROM TIME TO TIME, ON OR AFTER JULY 31, 2029 (OR, IF ANY ADDITIONAL NOTES ARE ISSUED AFTER JULY 31, 2024, BEGINNING FIVE YEARS AFTER THE LAST ISSUE DATE FOR SUCH ADDITIONAL NOTES) AND TO, BUT EXCLUDING, JULY 21, 2034 (THE “FIRST PAR CALL DATE”), AT A REDEMPTION PRICE (EXPRESSED AS A PERCENTAGE OF PRINCIPAL AMOUNT AND ROUNDED TO THREE DECIMAL PLACES) EQUAL TO THE GREATER OF:

(1)

(A) THE SUM OF THE PRESENT VALUES OF THE REMAINING SCHEDULED PAYMENTS OF PRINCIPAL AND INTEREST THEREON DISCOUNTED TO THE REDEMPTION DATE (ASSUMING THE NOTES MATURED ON THE FIRST PAR CALL DATE) ON A SEMI-ANNUAL BASIS (ASSUMING A 360-DAY YEAR CONSISTING OF TWELVE 30-DAY MONTHS) AT THE TREASURY RATE (AS DEFINED IN THE PRELIMINARY PRICING SUPPLEMENT) PLUS 25 BASIS POINTS LESS (B) INTEREST ACCRUED TO, BUT EXCLUDING, THE DATE OF REDEMPTION, AND

(2)	100% OF THE PRINCIPAL AMOUNT OF THE NOTES TO BE REDEEMED,

PLUS, IN EITHER CASE, ACCRUED AND UNPAID INTEREST THEREON TO, BUT EXCLUDING, THE REDEMPTION DATE.

ON THE FIRST PAR CALL DATE, THE NOTES WILL BE REDEEMABLE AT THE OPTION OF THE ISSUER, IN WHOLE BUT NOT IN PART, AT A REDEMPTION PRICE EQUAL TO 100% OF THE PRINCIPAL AMOUNT OF THE NOTES, PLUS ACCRUED AND UNPAID INTEREST THEREON TO, BUT EXCLUDING, THE REDEMPTION DATE. ON AND AFTER APRIL 21, 2039, THE NOTES WILL BE REDEEMABLE AT THE OPTION OF THE ISSUER, IN WHOLE OR IN PART, AT ANY TIME AND FROM TIME TO TIME, AT A REDEMPTION PRICE EQUAL TO 100% OF THE PRINCIPAL AMOUNT OF THE NOTES TO BE REDEEMED, PLUS ACCRUED AND UNPAID INTEREST THEREON TO, BUT EXCLUDING, THE REDEMPTION DATE.

THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 5 AND NOT MORE THAN 30 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDERS OF THE NOTES.

DAY COUNT CONVENTION: WITH RESPECT TO THE FIXED RATE PERIOD, 30/360; WITH RESPECT TO THE FLOATING RATE PERIOD, ACTUAL/360

BUSINESS DAY CONVENTION: WITH RESPECT TO THE FIXED RATE PERIOD, INCLUDING THE INTEREST PAYMENT DATE OCCURRING ON JULY 21, 2034, FOLLOWING, UNADJUSTED. IF ANY INTEREST PAYMENT DATE WITH RESPECT TO FIXED RATE PERIOD INTEREST FALLS ON A DAY THAT IS NOT A BUSINESS DAY, THE PAYMENT OF INTEREST WILL BE MADE ON THE NEXT SUCCEEDING BUSINESS DAY, AND NO ADDITIONAL INTEREST WILL ACCRUE ON ACCOUNT OF SUCH POSTPONEMENT. WITH RESPECT TO THE FLOATING RATE PERIOD, EXCLUDING THE INTEREST PAYMENT DATE OCCURRING ON JULY 21, 2034, MODIFIED FOLLOWING, ADJUSTED. IF ANY INTEREST PAYMENT DATE WITH RESPECT TO FLOATING RATE PERIOD INTEREST FALLS ON A DAY THAT IS NOT A BUSINESS DAY (OTHER THAN AN INTEREST PAYMENT DATE THAT IS ALSO THE MATURITY DATE OR A REDEMPTION DATE, IF APPLICABLE), SUCH INTEREST PAYMENT DATE WILL BE POSTPONED TO THE FOLLOWING BUSINESS DAY, EXCEPT THAT, IF THE NEXT BUSINESS DAY WOULD FALL IN THE NEXT CALENDAR MONTH, THE INTEREST PAYMENT DATE WILL BE THE IMMEDIATELY PRECEDING BUSINESS DAY. IF THE MATURITY DATE OR A REDEMPTION DATE, IF APPLICABLE, FALLS ON A DAY THAT IS NOT A BUSINESS DAY, THE PAYMENT OF PRINCIPAL AND INTEREST WILL BE MADE ON THE NEXT SUCCEEDING BUSINESS DAY, AND NO ADDITIONAL INTEREST WILL ACCRUE FROM AND AFTER THE MATURITY DATE OR REDEMPTION DATE, AS APPLICABLE.

PRINCIPAL AMOUNT: $500,000,000

PRICE TO PUBLIC: 100.000% OF PRINCIPAL AMOUNT PLUS ACCRUED INTEREST, IF ANY, FROM JULY 22, 2024

NET PROCEEDS (BEFORE EXPENSES) TO ISSUER: $499,250,000

FIXED RATE BENCHMARK TREASURY: UST 4.375% DUE MAY 15, 2034

FIXED RATE BENCHMARK TREASURY YIELD: 4.226%

FIXED RATE SPREAD TO BENCHMARK TREASURY: +138 BASIS POINTS

FLOATING RATE BASE RATE OR BENCHMARK: COMPOUNDED SOFR

FLOATING RATE SPREAD: +177 BASIS POINTS

FLOATING RATE MINIMUM INTEREST RATE: 0%

RE-OFFER YIELD: 5.606%

DENOMINATIONS: $2,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406YAB8 / US06406YAB83

BOOKRUNNERS:	GOLDMAN SACHS & CO. LLC MORGAN STANLEY & CO. LLC UBS SECURITIES LLC R. SEELAUS & CO., LLC BNY MELLON CAPITAL MARKETS, LLC

CO-MANAGERS***:

COMMONWEALTH BANK OF AUSTRALIA

DZ FINANCIAL MARKETS LLC

ING FINANCIAL MARKETS LLC

NYKREDIT BANK A/S

CABRERA CAPITAL MARKETS LLC

CASTLEOAK SECURITIES, L.P.

GREAT PACIFIC SECURITIES

MFR SECURITIES, INC.

TIGRESS FINANCIAL PARTNERS LLC

MISCHLER FINANCIAL GROUP, INC.

SECURITY CAPITAL BROKERAGE, INC.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a preliminary pricing supplement and the accompanying prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, the accompanying prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC at 1-866-471-2526, Morgan Stanley & Co. LLC at 1-866-718-1649, UBS Securities LLC at 1-888-827-7275, R. Seelaus & Co., LLC at 1-908-273-3011 or BNY Mellon Capital Markets, LLC at 1-800-269-6864.

The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MiFID II product governance/professional investors and ECPs only target market—Solely for the purposes of Nykredit Bank A/S’s (the “manufacturer’s”) product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration such manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

*

A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

**

The Bookrunners and Co-Managers expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in one business day, referred to as T+1, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+1 basis, investors who wish to trade the notes prior to one day before delivery will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

***

To the extent any Co-Manager that is not a U.S. registered broker-dealer intends to effect any offers or sales of any notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.